                                                                                                           EXHIBIT 11(a)




                                              THE UPJOHN COMPANY AND SUBSIDIARIES

                                          COMPUTATION OF EARNINGS PER SHARE - PRIMARY
                                             (In millions, except per-share data)

                                                                                   Years Ended December 31,
                                                                        1993                1992             1991
Earnings from continuing operations before
  accounting changes                                                  $402.5             $544.4           $534.1
Earnings (loss) from discontinued operations, net                        8.8                2.8              3.3
Cumulative effect of accounting changes, net of tax                    (18.9)            (222.9)
                                                                      ------             ------           ------
Net earnings                                                           392.4              324.3            537.4
Dividends on preferred stock, net of tax                                12.1               12.1             12.3
                                                                      ------             ------           ------
Net earnings on common stock - primary                                $380.3             $312.2           $525.1
                                                                      ======             ======           ======

Average number of common shares outstanding                            174.0              175.1            176.2
Number of common shares issuable assuming
  exercise of stock options                                               .1                 .5              1.0
Contingently issuable incentive shares                                    .3                 .3               .3
                                                                       -----              -----            -----
                                                                       174.4              175.9            177.5
                                                                       =====              =====            =====
Earnings per share - primary
  Continuing operations before accounting changes                      $2.24              $3.03            $2.94
  Discontinued operations before accounting changes                      .05                .01              .02
  Cumulative effect of accounting changes                               (.11)             (1.26)
                                                                       -----              -----            -----
  Net earnings                                                         $2.18              $1.78            $2.96
                                                                       =====              =====            =====
